Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

November 18, 2009

BARCLAYS

BXUC

Barclays ETN+ Long Notes

Linked to the S&P 500® Total Return IndexSM

Note Details

Ticker BXUC

IIV Ticker BXUCIV

Closing Note Value BXUCRD

Participation BXUCPT

Financing Level BXUCFL

Index Exposure BXUCIX

Primary Exchange NYSE Arca

CUSIP 06740H666

Financing Rate T-Bills2 + 0.75%

Inception Date November 17, 2009

Maturity Date November 20, 2014

Issue Price $100

Index S&P 500® Total Return

IndexSM

Stop Loss $103

Issuer Details

Barclays Bank PLC long-term,

unsecured obligations*

S&P Rating AA-

Moody’s Rating Aa3

*The Barclays ETN+ notes are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Barclays ETN+ notes.

Key Features at Issuance—BXUC

Initial Participation = 2.00 Index at launch = 1,825.18

Initial financing Level $ 100

Issue Price $ 100

Initial long index amount $ 200

Overview

Barclays ETN+ Long C Leveraged Exchange Traded Notes (the “Securities”) that Barclays Bank PLC may issue from time to time are linked to the S&P 500® Total Return IndexSM (the “Index”). The Securities do not pay any interest during their term and do not guarantee any return of principal at maturity or upon redemption1. Unless a stop loss3 termination event occurs, you will receive a cash payment at maturity or upon redemption based on a leveraged participation in the performance of the Index, less the accrued financing charges applied by Barclays Bank PLC.

S&P 500® Total Return IndexSM

The S&P 500® IndexSM is a collection of U.S. equities representing the broad industry mix in the overall stock population of the US equity market. The S&P 500® Total Return IndexSM is a total return Index that reflects both changes in the prices of stocks in the S&P 500® IndexSM as well as the reinvestment of the dividend income4 from its underlying stocks.

S&P 500® Total Return IndexSM Historical Performance January 1, 1997 – November 17, 2009

INDEX LEVEL

2,500

2,300

2,100

1,900

1,700

1,500

1,300

1,100

900

1997 1999 2001 2003 2005 2007 2009

Sources: Bloomberg 1/1/1997-11/17/2009 (based on daily Index levels)

Index levels are for illustrative purposes only and do not represent actual Barclays ETN+ note performance. Any Index performance calculation derived from the level above does not reflect any financing rate, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance does not guarantee future returns.

1Investors may redeem at least 25,000 units of any particular series of the Barclays ETN+ notes on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

2 Unlike most funds or ETFs, the Barclays ETN+ notes do not charge a fixed fee on the value of each security; instead they charge an annualized fee based on notional cash amounts underlying each security. “T-bills” refers here to the yield to maturity of the most recent weekly auctioned 91-day U.S. Treasury Bills.

3 There will be an automatic redemption of any series of Barclays ETN+ notes (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday indicative note value is less than or equal to $10.00 for each Security. Before investing in Barclays ETN+ notes, investors should read full the pricing supplement for each Barclays ETN+ note, available through visiting www.barx-is.com/

4 Specifically, in calculating the Index, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Index reflects both ordinary and special dividends.

BARCLAYS

www.barx-is.com

ETN+

IMPORTANT INFORMATION:

An investment in Barclays ETN+ notes involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus supplement and pricing supplement.

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital, Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

Barclays ETN+ notes (the “Securities”) are unsecured debt obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in the Index or in the Index components. The accrued financing charges or accrued fees, as the case may be, will reduce the amount of your return at maturity or upon optional redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon optional redemption of your Securities even if the value of the Index has increased, in the case of Barclays ETN+ long notes, or decreased, in the case of Barclays ETN+ short notes. An Barclays ETN+ notes may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable pricing supplement. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500” and “S&P 500® Total Return IndexSM” are trademarks and service marks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the securities.

© 2009, Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

BARCLAYS

www.barx-is.com

ETN+